Exhibit 10.6
AMENDMENT TO EMPLOYMENT AGREEMENT
Amendment (B)
     Larry Brittain, (“Executive”) and Stratex Networks, Inc., formerly DMC Stratex Networks, Inc. (the “Company”), are parties to an Employment Agreement of April 1,2006 (the “Agreement”). Executive and the Company now wish to amend the Agreement, and thus they agree as set forth below. This Amendment shall also be deemed effective as of April 1, 2006.
     Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits you would receive pursuant to this Agreement in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. Any payments or benefits which would have been payable but are delayed under the previous sentence shall be payable at that time. You and the Company and agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.
Except as modified by this or other Amendment, the Agreement will remain in full force and effect.

Dated: April 14, 2006	By:	/S/ Larry Brittain

Larry Brittain

Dated: April 14, 2006		Stratex Networks, Inc.

	By:	/S/ Charles. D. Kissner

Its: Chairman and Chief Executive Officer